SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Huron Consulting Group Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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550 West Van Buren Street

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2009

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company”) will be held on the third floor at the Company’s corporate offices located at 550 West Van Buren Street, Chicago, Illinois 60607 on May 6, 2009, at 1:00 p.m. Central Daylight Savings Time, for the following purposes:

1) To elect two directors to the board of directors;

2) To approve the Company’s 2004 Omnibus Stock Plan as amended through the Second Amendment;

3) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s auditor for the fiscal year ending December 31, 2009; and

4) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 10, 2009 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting to be

Held on May 6, 2009.

The Proxy Statement and Annual Report to Stockholders are

available at www.edocumentview.com/HURN

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 26, 2009

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2009 Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” “Huron,” “we” or “us”). The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, May 6, 2009 at 1:00 p.m., Central Daylight Savings Time, at the Company’s corporate offices located at 550 West Van Buren Street, Chicago, Illinois 60607. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 26, 2009.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 10, 2009 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 21,588,052 shares of common stock issued and outstanding.

The accompanying proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to revoke a proxy given to your bank or broker, you must follow their instructions. If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request the proxy from your bank or broker; they will not automatically supply one to you.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The directors expect shares of common stock held by executive officers and directors of the Company will be voted “FOR” such proposals.

A quorum consisting of at least one-third of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a three-year term.

The board of directors has nominated DuBose Ausley and John S. Moody as Class II Directors to be voted upon at the 2009 Annual Meeting. James D. Edwards, Gary E. Holdren and John McCartney are Class III Directors serving terms ending at the 2010 Annual Meeting. H. Eugene Lockhart and George E. Massaro are Class I Directors serving terms ending at the 2011 Annual Meeting.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of two Class II Directors to be elected by them and the other matters described herein. The board of directors knows of no reason that Mr. Ausley or Mr. Moody might be unavailable to serve as the Class II Directors, and each has expressed an intention to serve, if elected. If either Mr. Ausley or Mr. Moody is unable to serve, the shares represented by all valid proxies will be voted “FOR” the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class II Director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, provided that a quorum is represented at the meeting. Shares of common stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted toward the presence of a quorum but will not be considered present and voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted “FOR” the election of Mr. Ausley and Mr. Moody as Class II Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. AUSLEY AND MR. MOODY AS CLASS II DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
DuBose Ausley	71	Attorney, Ausley & McMullen, P.A.	2004	Class II 2009

John S. Moody	60	President, ProTerra Realty	2005	Class II 2009

DuBose Ausley was appointed to our board of directors on October 12, 2004. He is an employee of Ausley & McMullen, P.A., a law firm in Tallahassee, Florida, where he was chairman for more than 25 years prior to June 2002. Mr. Ausley is a director of Capital City Bank Group, Inc., a financial services holding company, Tampa Electric Company, a public utility operating in the State of Florida, and its parent, TECO Energy, Inc., and Capital Health Plan, an affiliate of Blue Cross and Blue Shield of Florida, Inc. He was also chairman of the Capital City Bank Group, Inc. from 1982 to 2003. Mr. Ausley received a J.D. from the University of Florida School of Law.

John S. Moody was appointed to our board of directors on November 8, 2005. He is president of ProTerra Realty, a fund manager investing in real estate in Houston, Texas. He joined the board of directors of Potlatch Corp., a real estate investment trust, in September 2006, and on January 19, 2009 he assumed the role of Vice Chairman of Potlatch Corp. From 2001 to 2005, he served on the boards of directors of three publicly held REITs: Keystone Property Trust, CRIIMI MAE, Inc. and Equity Office Properties Trust. From 2004 until October 2005, Mr. Moody served as president and chief executive officer of HRO Asset Management, LLC, a real estate advisory business. From 2001 to 2004, Mr. Moody served as president of Marsh & McLennan Real Estate Advisors, Inc., a business that directed the execution of real estate projects and transactions for Marsh & McLennan. From 1995 to 2000, Mr. Moody was president and chief executive officer of Cornerstone Properties, Inc., a REIT that acquired, developed and operated large-scale Class A office buildings in major markets throughout the United States and that merged into Equity Office Properties Trust. Mr. Moody received a J.D. from The University of Texas School of Law.

Directors Not Standing for Election

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
James D. Edwards	65	Retired, Managing Partner—Global Markets at Arthur Andersen LLP	2004	Class III 2010

Gary E. Holdren	58	Chairman, Chief Executive Officer and President of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary	2004	Class III 2010

John McCartney	56	Chairman, A.M. Castle Corporation	2004	Class III 2010

H. Eugene Lockhart	59	Partner and Chairman, Financial Institutions, Diamond Castle Holdings LLC	2006	Class I 2011

George E. Massaro	61	Vice Chairman of the Board	2004	Class I 2011

James D. Edwards was appointed to our board of directors on October 12, 2004. Mr. Edwards retired in 2002 as managing partner—global markets of Arthur Andersen LLP, a position he had held since 1998. Mr. Edwards began his career with Arthur Andersen LLP in 1964 and served in several positions after that time. Mr. Edwards is also a director of Cousins Properties Incorporated, a publicly held REIT, IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries, Transcend Services, Inc., a provider of medical transcription services to the healthcare industry, and Crawford & Company, a global provider of claims management solutions. Mr. Edwards is a member of the American Institute of Certified Public Accountants.

Gary E. Holdren has served as our Chief Executive Officer and President and as a director since May 2004; as Chief Executive Officer of Huron Consulting Services LLC, our principal operating subsidiary, since June 2003; and President of Huron Consulting Services LLC since we commenced operations in May 2002. He was elected chairman of the board of directors on November 3, 2004. Previously, he was a partner and the Midwest director of global client services of Arthur Andersen LLP, where he also served on the U.S. management committee from 1991 to 1998 and the executive council of Andersen Worldwide from 1994 to 1998. Mr. Holdren has more than 30 years of experience consulting with corporations and legal counsel on complex financial and business matters, as well as broad experience serving as an expert witness. He has extensive consulting experience in international tax, antitrust and corporate civil damages and has testified as an accounting and industry expert in federal tax court and federal district courts. Mr. Holdren is a member of the boards of directors of Children’s Memorial Hospital and the Economic Club of Chicago. He also serves on the executive committee and board of trustees of The Joffrey Ballet of Chicago, on the board of directors and executive committee of Junior Achievement of Chicago, as well as on the boards of trustees of the Lyric Opera of Chicago, the Peggy Notebaert Nature Museum and the Field Museum. Mr. Holdren is a member of the Business Advisory Council of the Richard T. Farmer School of Business, Miami University. Mr. Holdren is a certified public accountant, licensed in Illinois.

John McCartney was appointed to our board of directors on October 12, 2004. From January 2001 until March 2009, he had served as chairman of the board of directors of Westcon Group, Inc., a specialty distributor of networking and communications equipment, on whose board he has served since August 1998. He was elected chairman of the board of directors of A.M. Castle Corporation, a steel distributor, on January 25, 2007, and has served on that board since 1998. In July 2005, Mr. McCartney was elected to the board of Federal Signal Corporation, a safety and security products manufacturer. On July 16, 2007, Mr. McCartney was appointed a non-executive director of Datatec Limited, a networking technology and services company. He had previously served as vice chairman of the board of directors of Datatec from October 1998 until May 2004. From December 2003 until January 2007, he served as chairman of the board of First Circle Medical, Inc., a privately held medical therapy company. From June 1997 to March 1998, he held the position of president of 3Com Corporation’s Client Access Unit. He joined the executive management team of US Robotics in March 1984 as vice president and chief financial officer and served in various executive capacities until serving as president and chief operating officer of US Robotics from January 1996 until its merger with 3Com Corporation in June 1997. Mr. McCartney received an MBA from The Wharton School of the University of Pennsylvania.

H. Eugene Lockhart was elected to Huron’s board of directors on December 5, 2006. Since 2005, Mr. Lockhart has served as a partner and chairman, Financial Institutions, Diamond Castle Holdings LLC in New York, a private equity investment firm. Mr. Lockhart is also a director of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries; RadioShack Corporation, a retail seller of consumer electronic goods and services; and Asset Acceptance Capital Corp., a purchaser of accounts receivable portfolios from consumer credit originators. Since 2002, Mr. Lockhart has been a venture partner at Oak Investment Partners, a multi-billion dollar venture capital firm. Prior to that, from 2000 to 2002, he served as chairman and chief executive officer of New Power Holdings, a retail provider of energy to homes and small businesses throughout the United States. From 1999 to 2000, Mr. Lockhart was president of Consumer Services for AT&T. His prior positions include President of Global Retail Bank and Bank of America, as well as President and Chief Executive Officer of MasterCard International. Mr. Lockhart received an MBA from The Darden School at the University of Virginia.

George E. Massaro has served as a director since May 2004 and Vice Chairman since March 2005. Effective February 16, 2009, Mr. Massaro ceased to be an employee of the Company, but retains his role as Vice Chairman. He had served as our Chief Operating Officer and as Chief Operating Officer of Huron Consulting Services LLC from June 2003 until March 2005. Mr. Massaro joined Huron Consulting Services LLC in August 2002 as a Managing Director and subsequently became the leader of our disputes and investigations and valuation services practices. Previously, he served as the managing partner of Arthur Andersen LLP’s 1,200-person New England practice from 1998 to 2002 and managing partner of the Boston office from 1995 to 1998. Mr. Massaro has served clients in the financial services and high-technology industries. Mr. Massaro serves as a director of Charles River Laboratories, a provider of research products and preclinical services for the biomedical community, and of Eastern Bank Corporation, an independent mutual bank holding company in New England. He is also a member of the board of trustees of Mount Auburn Hospital in Cambridge. Mr. Massaro received an MBA from Babson College. He is a certified public accountant, licensed in Massachusetts.

Executive Officers

The Company’s executive officers at year end 2008 were as shown below. With the exception of Mr. Broadhurst, all of the executive officers are currently the same.

Name	Age	Position
Gary E. Holdren	58	Chairman of the Board, Chief Executive Officer and President
Daniel P. Broadhurst	50	Chief Operating Officer and Assistant Secretary
Gary L. Burge	55	Vice President, Chief Financial Officer and Treasurer
Mary M. Sawall	53	Vice President, Human Resources
Natalia Delgado	55	Vice President, General Counsel and Corporate Secretary

Gary E. Holdren’s biographical information is provided above under the caption “Directors Not Standing for Election.”

Daniel P. Broadhurst ceased being a Huron executive officer when he resigned his position as Huron’s Chief Operating Officer and Assistant Secretary on January 27, 2009 in order to assume the role of Vice President, Accounting and Financial Consulting and Corporate Consulting. He had held the position of Chief Operating Officer since May 2007. Previously he served as our Vice President, Operations and Business Strategy from January 2007 until May 2007, and as Vice President of Operations from March 2005 to December 2006. Mr. Broadhurst served as our Vice President, Quality and Corporate Development from May 2004 to March 2005 and as Assistant Secretary from May 2004 until January 27, 2009. He has served as Vice President and Assistant Secretary of Huron Consulting Services LLC from January 2004 until January 27, 2009, and as a Managing Director of Huron Consulting Services LLC since May 2002. He also continues to serve selected clients and oversees our quality assurance and risk management group. His expertise covers large and complex accounting and litigation matters related to international and domestic tax law, regulatory issues, breach of contract, purchase price disputes, intellectual property, fraud, tort, environmental and other claims against government agencies. Previously, Mr. Broadhurst served as managing partner of Arthur Andersen LLP’s 450-person central region economic and financial consulting group from 1998 through 2002 and managing partner for the central region litigation consulting group from 1996 through 1997. Mr. Broadhurst serves as treasurer and is a board member of the Illinois Equal Justice Foundation. He is a certified public accountant, licensed in Illinois.

Gary L. Burge has served as our Vice President, Chief Financial Officer and Treasurer since May 2004 and as Vice President, Chief Financial Officer and Treasurer of Huron Consulting Services LLC since November 2002. Prior to joining us, he served as the chief financial officer for PrimeCo Wireless Communications, a wireless telecommunications company, from 2001 to 2002. From 1999 to 2001, Mr. Burge served as chief financial officer for Morningstar, Inc., a globally recognized provider of investment information and services to the individual and institutional marketplace. During his career, he has also held various senior management and leadership roles with 360° Communications Company, a wireless communications company; Sprint Corporation, a global communications company; and Centel Corporation, a telecommunications company, where he held positions in finance, information technology, engineering and mergers and acquisitions. Mr. Burge began his career in professional services with Deloitte & Touche LLP. He is a member of the Department of Accountancy Advisory Board of Northern Illinois University.

Mary M. Sawall has served as our Vice President, Human Resources since May 2004, as Vice President, Human Resources of Huron Consulting Services LLC since January 2004, and as Managing Director and head of Human Resources of Huron Consulting Services LLC since May 2002. Previously, she was executive vice president of human resources at Encore Development, a technology solutions provider, from 2000 to 2002 and at marchFIRST Inc., a global business and technology solutions provider, from 1998 to 2000. She has also served as director of human resources for the Illinois practice of Deloitte & Touche LLP and has held financial and administrative management positions at Booz Allen Hamilton, a global strategy and technology consulting firm, and Cambridge Associates, a provider of investment and financial research and consulting services to nonprofit institutions.

Natalia Delgado has served as our General Counsel and Corporate Secretary since September 2004. She was appointed Vice President on March 1, 2006. From January 1999 to September 2004, she was a principal at the law firm of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. Prior to that, Ms. Delgado was a partner at the law firm of Jenner & Block. During her career in private practice, Ms. Delgado represented clients in securities and corporate matters, including public offerings, mergers and acquisitions and corporate restructurings. Her practice also involved advising clients regarding compliance with securities laws and corporate governance. She is admitted to practice law in the states of Illinois and New York.

Director Independence

Our Corporate Governance Guidelines require that the board of directors make an annual determination regarding the independence of each of our directors. The board of directors has determined that Messrs. Ausley, Edwards, Lockhart, McCartney and Moody are “independent” as defined in the applicable listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Board Meetings and Committees

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2008, the board of directors held ten meetings.

During 2008, all directors attended at least 96% of the meetings of the board of directors and committees on which they served. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage directors to attend. All directors, except Mr. Lockhart, who had a prior commitment, attended the 2008 Annual Meeting of Stockholders.

The board of directors created the position of lead director which, until the May 2008 board meeting, was rotated among the independent directors on a quarterly basis. At the May 2008 board meeting, the board amended the Corporate Governance Guidelines, among other things, to elect a lead director for a one-year term at the annual May board meeting. Each year, the board will consider whether to rotate the position of lead director. On May 7, 2008, the board elected Mr. Edwards to serve as lead director until the May 2009 board meeting. The lead director’s duties are, in consultation with the Chairman of the Board, to (1) develop the agendas for the board meetings; (2) determine the appropriate scheduling for board meetings; (3) assess the quality, quantity and timeliness of information provided from Company management to the board; and (4) assist the Nominating and Corporate Governance Committee in monitoring and implementing the Corporate Governance Guidelines. During 2008, Messrs. Moody, McCartney and Edwards served as lead director.

The board of directors operates in part through its three committees: Audit, Compensation, and Nominating and Corporate Governance. All committee members are “independent” as defined in the applicable listing standards of NASDAQ, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

Audit Committee. The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, overseeing the audits of our financial statements and internal control over financial reporting, and retaining and discharging our auditors. The Audit Committee met six times in 2008. The members of the Audit Committee are Messrs. McCartney (Chairman), Edwards and Ausley. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Messrs. McCartney and Edwards is an “audit committee financial expert,” as defined by the applicable securities regulations.

The Report of the Audit Committee for the fiscal year ended December 31, 2008 appears below under the caption “PROPOSAL 3—RATIFICATION OF APPOINTMENT OF AUDITOR—Report of the Audit Committee.”

The Audit Committee charter is available on the Company’s web site at www.huronconsultinggroup.com.

Compensation Committee. The Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The Compensation Committee met four times in 2008. The members of the Compensation Committee are Messrs. Moody (Chairman), Ausley, Lockhart and McCartney.

Management assists the Compensation Committee in the performance of its duties. Each year, the Chief Executive Officer (the “CEO”) reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to base pay, annual cash incentives and long-term equity incentives. The Compensation Committee may exercise its discretion in modifying any recommended awards to executive officers. In 2008, the CEO participated in all of the Compensation Committee’s general meetings, in all of the telephonic meetings and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives.

The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”

The Compensation Committee charter is available on the Company’s web site at www.huronconsultinggroup.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Nominating and Corporate Governance Committee met three times in 2008. The members of the Nominating and Corporate Governance Committee are Messrs. Edwards (Chairman), Ausley, Lockhart and Moody.

The Nominating and Corporate Governance Committee charter is available on the Company’s web site at www.huronconsultinggroup.com.

Directors may be nominated by the board of directors or by stockholders in accordance with the bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee reviews the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The board of directors believes that its nominees should reflect over time a diversity of experience, gender, race, ethnicity and age. The Nominating and Corporate Governance Committee selects qualified candidates and reviews its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

If the Nominating and Corporate Governance Committee receives a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s)

of the stockholder(s) who recommended the candidate, and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at the Annual Meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “Submission of Stockholder Proposals” below in the Proxy Statement. Notices should be sent to: Corporate Secretary, Huron Consulting Group, 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@huronconsultinggroup.com. In either case, the notice must meet all of the requirements contained in the bylaws.

The notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the proposed nominee and any Stockholder Associated Person;

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•

the name and record address of the stockholder who is submitting the notice; and any Stockholder Associated Person, or a nominee holder for a stockholder or any Stockholder Associated Person who owns shares of capital stock of the Company beneficially but not of record, as they appear on the Company stock ledger and current name and address, if different;

•

the class or series and number of shares of voting stock of the Company that are owned of record or beneficially by the stockholder who is submitting the notice and any Stockholder Associated Person and the date such shares were acquired and the investment intent of such acquisition;

•

a description of all arrangements or understanding between the stockholder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the stockholder who is submitting the notice;

•

if the stockholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of stockholders, a representation that the stockholder is a holder of record of Company stock entitled to vote at the meeting and intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice;

•

any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•

to the extent known to the stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder’s notice; and

•

as to the stockholder giving notice and any Stockholder Associated Person, whether and to the extent which any hedging or any other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to any shares of capital stock of the Company.

A “Stockholder Associated Person” of any stockholder is any person controlling, directly or indirectly, or acting in concert with, such stockholder; any beneficial owner of shares of capital stock of the Company owned of record or beneficially by such stockholder and any person controlling, controlled by, or under common control with, such Stockholder Associated Person.

Stockholder Communications Policy

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

17th Floor

Chicago, Illinois 60607

E-mail messages should be sent to corporatesecretary@huronconsultinggroup.com.

A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.

Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

Compensation of Directors

During 2008, we paid each of our non-employee directors an annual cash retainer of $50,000 and $1,000 for each meeting of the board of directors or any committee of the board that he attended. On December 4, 2007, the board of directors, upon recommendation of the Compensation Committee, elected to increase each year the annual cash retainer by $10,000. In 2009, we will pay each of our non-employee directors an annual cash retainer of $60,000 and $1,000 for each meeting of the board of directors or any committee of the board that he attends. We also pay an annual fee of $10,000 to the Chairperson of the Audit Committee and $7,500 to the Chairpersons of each of the Compensation Committee and Nominating and Corporate Governance Committee for chairing the committees. All of our directors are reimbursed for out-of-pocket expenses for attending board and committee meetings. In 2005 and 2006, each new non-employee director received a restricted stock award of 15,000 shares. On December 4, 2007, the board of directors, upon the recommendation of the Compensation Committee, elected to change the initial grant to new directors to a number of shares of restricted stock equal to approximately $400,000, based on the closing stock price on the date immediately preceding the grant date, which vest ratably over the following 12 calendar quarters.

In addition, each non-employee director receives an annual grant of shares on the date of the Company’s annual meeting. On May 7, 2008, each non-employee director received 3,450 shares, which vest ratably over the following 12 calendar quarters. Each share grant was equivalent to approximately $160,000, based on the closing stock price on May 6, 2008. On December 4, 2007, the board of directors, upon the recommendation of the Compensation Committee, elected to increase each year the value of shares in the annual grant to directors by a number of shares of restricted stock approximately equal to $10,000, based on the closing stock price on the date immediately preceding each year’s annual meeting. In 2009, on the date of the Company’s Annual Meeting, each non-employee director will be granted a number of shares approximately equal to $170,000, based on the closing stock price on the date immediately preceding the Annual Meeting. Although eligible to do so, no director has elected to participate in our deferred compensation plan, which is described on page 24.

Director Compensation Table

The following table summarizes the fees paid and share-based compensation earned by each of the non-employee directors in 2008. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
DuBose Ausley (2)	72,000	240,411	—	312,411
James D. Edwards (3)	76,500	240,411	—	316,911
H. Eugene Lockhart (4)	64,000	306,503	—	370,503
John McCartney (5)	80,000	240,411	—	320,411
John S. Moody (6)	74,500	257,458	—	331,958

(1)	This column represents the dollar amount of share-based compensation expense recognized in 2008 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”). These awards were valued at the market value of the underlying stock on the date of grant in accordance with FAS 123R. The grant date fair value computed in accordance with FAS 123R of the total of 10,750 restricted shares granted in 2005 to Messrs. Ausley, Edwards and McCartney was $289,713; the grant date fair value computed in accordance with FAS 123R of the 15,000 restricted shares granted in 2005 to Mr. Moody was $357,900; the grant date fair value computed in accordance with FAS 123R of the 5,700 restricted shares granted in 2006 to Messrs. Ausley, Edwards, McCartney and Moody was $205,485; the grant date fair value computed in accordance with FAS 123R of the 15,000 restricted shares granted in 2006 to Mr. Lockhart was $637,500. The grant date fair value computed in accordance with FAS 123R of the 2,223 restricted shares granted in 2007 to Messrs. Ausley, Edwards, Lockhart, McCartney and Moody was $150,030. The grant date fair value computed in accordance with FAS 123R of the 3,450 restricted shares granted in 2008 to Messrs. Ausley, Edwards, Lockhart, McCartney and Moody was $160,046. Grant date fair value computed in accordance with FAS 123R was determined using the closing price of the Company’s common stock on the day prior to the grant date. Each of these grants vests ratably over the 12 calendar quarters following the grant.

(2)	At December 31, 2008, Mr. Ausley held 4,939 shares of restricted common stock and options to purchase 10,000 shares of our common stock. All of the outstanding options held by Mr. Ausley have vested.

(3)	At December 31, 2008, Mr. Edwards held 4,939 shares of restricted common stock and options to purchase 12,903 shares of our common stock. All of the outstanding options held by Mr. Edwards have vested.

(4)	At December 31, 2008, Mr. Lockhart held 8,988 shares of restricted common stock.

(5)	At December 31, 2008, Mr. McCartney held 4,939 shares of restricted common stock and options to purchase 12,903 shares of our common stock. All of the outstanding options held by Mr. McCartney have vested.

(6)	At December 31, 2008, Mr. Moody held 4,939 shares of restricted common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon our review of forms filed by directors, officers and certain beneficial owners of our common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the 1934 Act, we have not identified any late filings in 2008.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each of our named executive officers;

•	each member of our board of directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
FMR LLC (2)	2,159,797	10.0
T. Rowe Price Associates, Inc. (3)	1,383,350	6.4
Gary E. Holdren (4)	1,060,901	4.9
Daniel P. Broadhurst (5)	140,219	*
Gary L. Burge (6)	131,390	*
Mary M. Sawall (7)	40,150	*
Natalia Delgado (8)	37,078	*
John McCartney (9)	31,285	*
James D. Edwards (10)	28,467	*
DuBose Ausley (11)	27,058	*
John S. Moody (12)	21,373	*
H. Eugene Lockhart (13)	14,353	*
George E. Massaro	7,000	*
All directors and executive officers as a group (11 persons) (14)	1,539,274	7.1

*	indicates less than 1% ownership.

(1)	The principal address for each of the stockholders, other than FMR LLC and T. Rowe Price Associates, Inc. listed below, is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.

(2)

FMR LLC is a registered investment advisor with a beneficial ownership interest in 2,159,797 shares of Huron common stock held in investment advisory accounts. The principal address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and a registered investment advisor, has a beneficial ownership interest in 1,500,985 shares of Huron common stock. Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR LLC and a registered investment advisor, has a beneficial ownership interest in 18,600 shares of Huron common stock. Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR LLC and a bank, has a beneficial ownership interest in 492,612 shares of Huron common stock. FIL Limited, a Bermuda-based investment advisor, is the beneficial owner of 147,600 shares of Huron common stock. Edward C. Johnson, chairman of FMR LLC and FIL Limited, has a beneficial ownership interest in 2,159,797 shares of Huron common stock. Information regarding beneficial ownership of our common stock by FMR LLC is included herein in reliance on a Schedule 13G/A filed with the SEC on February 17, 2009.

(3)	T. Rowe Price Associates, Inc. is a registered investment advisor with a beneficial ownership interest in 1,383,350 shares of Huron common stock held in investment advisory accounts. The principal address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. Information regarding beneficial ownership of our common stock by T. Rowe Price Associates, Inc. is included herein in reliance on a Schedule 13G filed with the SEC on February 10, 2009.

(4)	Includes 142,715 shares of restricted common stock, 250,000 restricted stock units (of which 50,000 vested on each of February 1, 2008 and January 1, 2009, but have not been settled), and 516,787 shares held in trust for Mr. Holdren’s wife and children as to which he disclaims beneficial ownership.

(5)	Includes 23,368 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 57,201 shares of restricted common stock.

(6)	Includes 28,261 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 48,729 shares of restricted common stock.

(7)	Includes 31,539 shares of restricted common stock.

(8)	Includes 20,130 shares of restricted common stock, as well as 1,792 shares held in trust for Ms. Delgado’s daughters as to which she disclaims beneficial ownership.

(9)	Includes 12,903 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 3,991 shares of restricted common stock, as well as 1,259 shares held by a wholly owned limited liability company of which Mr. McCartney is the sole owner.

(10)	Includes 12,903 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 3,991 shares of restricted common stock.

(11)	Includes 10,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 3,991 shares of restricted common stock.

(12)	Includes 3,991 shares of restricted common stock.

(13)	Includes 7,265 shares of restricted common stock.

(14)	Includes an aggregate of 87,435 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date. Also includes 250,000 restricted stock units and 323,543 shares of restricted common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Huron operates in a highly competitive and challenging environment and its compensation packages are designed to attract and retain talented executives who can execute the Company’s growth strategy. While the Company provides what it considers competitive base salaries, it also believes that a substantial portion of the compensation of each executive should consist of at-risk pay that takes into account the Company’s growth in revenues before reimbursable expenses (“net revenues”), the Company’s profitability, measured by diluted earnings per share, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and individual performance.

During 2008, the Compensation Committee did not rely on benchmarking against an industry or other peer group in setting compensation for the executive officers, although, as previously disclosed, the Compensation Committee did retain a compensation consultant and engaged in benchmarking when negotiating a new agreement with the CEO in late 2006. The Company competes against a number of companies, many of which are not public, including the consulting practices of major accounting firms, other small boutique consulting firms and publicly traded consulting firms. Management gathers publicly available competitive compensation data, which is considered, along with other factors discussed below, in making compensation decisions. Although the Compensation Committee has determined not to establish a compensation system based on benchmarking to a set of peer companies at this time, the Compensation Committee intends to review this position annually and may, from time to time if market factors warrant, decide to engage a compensation consultant and engage in competitive benchmarking when setting the compensation of its executive officers.

Management Participation in Setting Executive Compensation

The CEO participates in all of the Compensation Committee’s general meetings, in all of the telephonic meetings and in all of the executive sessions of the Compensation Committee, except for those in which the Compensation Committee considers the CEO’s performance, compensation and incentives. In connection with these meetings, the CEO makes recommendations to the Compensation Committee regarding each element of compensation for each of the executive officers who report to him. His recommendations take into account the Company’s overall performance, compensation data available about competitors of the Company, individual performance, wealth accumulation and internal pay equity considerations. The Compensation Committee reviews and approves or revises these recommendations as it deems appropriate based on its independent evaluation of those same factors. The Company’s Human Resources and Legal departments support the CEO’s and Compensation Committee’s work by providing publicly available data and analysis when requested by the Compensation Committee.

Huron Compensation Program Elements

Compensation packages for Huron managing directors, including the executive officers, have three components: base salary, annual cash incentive and long-term equity incentive. Consistent with the Company’s pay-for-performance philosophy, a significant portion of each executive’s total compensation is at risk if either the established performance goals are not met or if the executive does not remain employed by the Company.

Base Salary. Base salaries are considered as part of the annual performance review process at the beginning of each year. In making base salary decisions for the executive officers, other than the CEO, the Compensation Committee primarily considers the CEO’s assessment of the scope of each executive’s responsibilities, contribution and performance, as well as the base salary of each executive officer (other than the CEO) relative to the other executive officers of the Company. The CEO’s base salary was established by contract on January 29, 2007 when he entered into a five-year contract with the Company that specified his base salary for each of those years.

Annual Cash Incentive. The annual cash incentive for executive officers is designed to reward Company financial performance and individual contribution. At the beginning of 2008, the Compensation Committee established a target bonus pool for the annual cash incentive for all employees, including the executive officers. In order for the bonus pool to be fully funded, the Company had to exceed pre-established financial measures.

The Compensation Committee then establishes a total annual cash incentive target that can be earned by each executive officer based on the recommendation of the CEO. The target incentive for the CEO is set by his January 29, 2007 contract at 100% of base salary. Target amounts for other executive officers are generally 100% of base salary as well. The actual amount earned by an individual may be more or less than the target, based upon the performance of the Company and the executive, as determined in the discretion of the CEO and the Compensation Committee following the end of the year. Individual performance is irrelevant if the bonus pool is not funded.

In the case of the CEO, the Compensation Committee establishes individual goals annually, no later than 90 days following the end of the prior year. The 2008 goals for the CEO’s annual cash incentive consisted principally of the following: Company financial performance, retention of top performing managing directors, successful completion and integration of accretive acquisitions, adequately addressing underperforming individuals or areas of the Company’s business, and increases in sales to significant clients. The Company does not set specific individual goals for the other executive officers. The other executive officers are expected, in each of their respective roles and areas of expertise and responsibility, to contribute to the achievement of the goals established for the CEO. The CEO assesses the contribution of each named executive officer to the achievement of the goals set for the CEO and other individual contributions to the Company’s success within each executive’s area of expertise and responsibility. The Compensation Committee, in its discretion, determines the total dollar amount, if any, for each named executive, other than the CEO, after consultation with and in consideration of the recommendations of the CEO.

Long-Term Equity Incentive. The long-term equity incentive for executive officers is designed to focus management on increasing stockholder value and to provide a vehicle to share the benefits of the Company’s growth with those who create it. Many of Huron’s competitors are partnerships, and Huron believes its ability to offer a publicly traded equity interest in the Company creates a competitive advantage when recruiting executives and managing directors, as well as a retention incentive to those who are currently with the Company.

Currently, restricted stock is granted annually to executive officers who are expected to contribute to the Company’s successful execution of its long-term goals and objectives. In determining new long-term equity incentive awards, the Compensation Committee reviews the total equity pool recommended by the CEO to reward the performance of executive officers, practice leaders and managing directors in the various practices, and the portion of the total to grant to the executive officers. To establish individual grant amounts for executive officers, in 2008, the Compensation Committee considered the recommendations of the CEO, the performance of each individual in the prior year (determined as described above), each individual’s anticipated future contributions to the business, internal pay equity and wealth accumulation. The Compensation Committee did not assign a weighting to any of the specific factors considered. Huron has not adopted a policy requiring officers and directors to hold any portion of their vested equity grants. The Compensation Committee will periodically consider, and did consider most recently in December 2008, whether to adopt a formal stock retention policy.

Other Compensation

Generally, perquisites are not a significant component of compensation for Huron executives. The Company provides certain benefits to all of its managing directors and executive officers. These benefits are enhanced disability and life insurance benefits, reimbursement of all or a portion of the cost of an executive physical, and a Nonqualified Deferred Compensation Plan (the “DCP”). More information on the perquisites provided is described in Footnote 5 to the Summary Compensation Table on page 18 and more information on the DCP is set forth on page 24.

Compensation of the CEO

The compensation of the CEO is governed by the terms of the amended and restated senior management agreement entered into on January 29, 2007 as amended and restated on December 12, 2008 solely to make changes necessary to comply with Section 409A of the Internal Revenue Code. In 2008, the base salary of the CEO and his target cash incentive were each increased by $50,000, as provided in his employment agreement. In addition, based on the financial results of the Company in 2007, total shareholder return in 2007, and his achievement of his other performance goals described above, the CEO was granted restricted stock with a grant date aggregate fair value of $4,317,300, based on the closing price of Huron stock on February 12, 2008, the last trading day prior to Compensation Committee action.

The CEO’s amended and restated employment agreement is described in detail on page 19.

Compensation of Executive Officers Other Than the CEO

As described above, each year the CEO reviews the performance of each of the executive officers and makes recommendations to the Compensation Committee with respect to base pay, annual cash incentive and long-term equity incentive. The CEO recommends a compensation package to the Compensation Committee for each executive officer based on Company performance, each individual’s scope of responsibility, and the CEO’s assessment, based on his business experience and judgment, of the individual’s current and potential future contribution, as well as the individual’s contribution relative to the other executive officers. The Compensation Committee considers these recommendations in making its decisions with regard to the executive officers and approves or revises them as appropriate in making its decisions.

In 2008, the primary components of compensation for executive officers consisted of base salary, an annual cash incentive targeted at 100% of base salary and long-term equity incentives. Huron does not have a formula for any specific element of the compensation package or for allocating between the cash and non-cash components or the short-term and long-term components of compensation. Rather, decisions are made by the Compensation Committee, based, in part, on the recommendations of the CEO.

In 2008, the Compensation Committee, based on the recommendation of the CEO, set base salaries as shown in the Summary Compensation Table, page 18. In determining that there be no increase in base salary for the named executives (other than the CEO), the committee considered informal data provided by management regarding market norms and the level of base salary increases granted in 2007.

Target incentives for 2008 were set at 100% of base salary to establish a structure for executive compensation that is, in the belief of the Compensation Committee, consistent with the Company’s desire to retain a strong link between pay and performance, and sufficient to create a significant variable opportunity for each executive to incentivize strong performance. Based upon the Company’s 2008 performance, the Compensation Committee determined not to pay cash incentives to the executive officers.

In determining the size of the 2008 equity grants, the Compensation Committee considered each executive’s prior and current outstanding grants with an objective to provide wealth accumulation consistent with the performance of the Company. In addition, each executive’s grant was considered in light of the CEO’s recommendations, the CEO’s and committee’s review of the individual’s past performance, the individual’s potential to contribute in the future, and the amount of the grant relative to the total pool available. There is no formula used to determine annual grants.

Prior to 2008, the Company had entered into senior management agreements with all of its executive officers other than Ms. Delgado, with whom it entered into such an agreement on December 30, 2008, effective January 1, 2008, described under Employment and Severance Agreements below. Ms. Delgado’s senior management agreement is substantially consistent with the agreements entered into with other executive officers and the compensation she is entitled to is substantially consistent with how she was otherwise being compensated. Each of the Company’s senior management agreements, other than the one with Ms. Delgado, was amended in December 2008 solely to make changes necessary to comply with Section 409A of the Internal Revenue Code. On February 9, 2009, Messrs. Burge and Broadhurst and Ms. Sawall entered into amended and restated senior management agreements which incorporated their previous respective senior management agreements and their most recent amendments into one document. No substantive amendments were made to the terms in connection with these most recent amendments.

Regulatory Limitations

Section 162(m) of the Internal Revenue Code generally limits the deductibility for Federal income tax purposes of compensation in excess of $1 million to the chief executive officer or any of the next four most highly paid executive officers of a publicly held corporation. Compensation exceeding $1 million may be deducted for Federal income tax purposes if compensation is paid pursuant to a performance-based, nondiscretionary plan that is approved by stockholders. The Compensation Committee will exercise its discretion in determining whether to conform compensation plans payable to these executive officers to the deductibility requirements of Section 162(m).

2008 Summary Compensation Table

The following table summarizes the compensation earned by the CEO, the chief financial officer and each of the next three most highly compensated executive officers (the “named executive officers”) in 2006, 2007 and 2008.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Gary E. Holdren	2008	1,150,000	—	5,285,806	17,652	—	46,151	6,499.609
Chairman, Principal Executive Officer and President	2007	1,100,000	—	4,161,593	72,243	18,466	33,064	5,385,366
	2006	800,000	775,000	1,215,529	74,531	2,330	186,873	3,054,263
Gary L. Burge	2008	400,000	—	793,077	2,648	—	26,945	1,222,670
Vice President, Principal Financial Officer and Treasurer	2007	400,000	—	581,644	10,674	—	16,241	1,008,559
	2006	325,000	215,000	273,939	10,788	689	19,189	844,605
Daniel P. Broadhurst	2008	600,000	—	893,944	883	—	15,622	1,510.449
Vice President, Accounting and Financial Consulting and Corporate Consulting (7)	2007	600,000	—	500,469	3,776	—	15,322	1,119,567
	2006	491,250	380,000	200,915	4,119	—	20,575	1,096,859
Mary M. Sawall	2008	325,000	—	505,317	2,648	—	15,570	848,535
Vice President of Human Resources	2007	325,000	—	339,793	10,919	—	15,270	690,982
	2006	275,000	225,000	157,615	11,376	—	17,608	686,599
Natalia Delgado	2008	325,000	—	343,795	18,029	—	27,377	714,201
General Counsel and Corporate Secretary	2007	325,000	—	261,342	24,039	—	15,828	626,209

(1)	This column includes compensation voluntarily contributed to the DCP. Huron instituted the DCP on July 1, 2006. Gary Holdren elected to defer $40,000, $163,125 and $172,188 of his annual salary to the DCP in 2006, 2007 and 2008, respectively. Gary Burge elected to defer $13,000, $39,688 and $40,000 of his annual salary in 2006, 2007 and 2008, respectively.

(2)	This column includes compensation voluntarily contributed to the DCP. In 2006, Gary Holdren elected to defer 20% of his bonus, or $155,000, and Gary Burge elected to defer 40% of his bonus, or $86,000.

(3)	This column represents the dollar amount of share-based compensation expense recognized in accordance with FAS 123R. These awards were valued at the market value of the underlying common stock on the date of grant in accordance with FAS 123R.

(4)	This column represents the dollar amount of share-based compensation expense recognized in accordance with FAS 123R. The assumptions used to value the stock options are disclosed in Note 11 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2008, and are incorporated herein by reference. Huron has not granted options to executive officers since 2004.

(5)	Change in pension value and nonqualified deferred compensation earnings includes earnings on contributions to the DCP, described below. This plan allows employees to self direct investments which are credited to their accounts daily. In 2008, Messrs. Holdren and Burge realized losses of $162,897 and $60,094, respectively, on their investments in the DCP, and in 2007, Mr. Burge realized a loss of $3,290. Huron does not offer a pension plan to any employee.

(6)	All Other Compensation for 2008 includes a 401k match that is generally available to all employees and premiums for executive life insurance that is provided to all managing directors and executive officers. In addition, in 2008 Other Compensation includes the premium for life insurance purchased for Mr. Holdren pursuant to his senior management agreement and described in the Potential Payments Upon Termination or Change of Control table below. Messrs. Holdren, Burge and Broadhurst and Mses. Delgado and Sawall each received 401k matching contributions of $13,800 and $13,500 in 2008 and 2007, respectively. In 2006, Messrs. Holdren, Burge and Broadhurst and Ms. Sawall received $13,200 in 401k matching contributions. In 2008, Messrs. Holdren and Burge and Ms. Delgado received perquisites including the cost of executive long-term disability insurance and an executive physical examination. In addition, the Company paid personal legal expenses for Mr. Holdren in connection with negotiating his amended and restated senior management agreement dated December 12, 2008.

(7)	Mr. Broadhurst was Huron’s Chief Operating Officer and Assistant Secretary until January 27, 2009 when he resigned his position in order to assume the role of Vice President, Accounting and Financial Consulting and Corporate Consulting.

2008 Grants of Plan-Based Awards

The following table summarizes the grants of equity plan awards during 2008 to each named executive officer. No non-equity incentive plan awards were made.

Name	Grant Date	Date of Board or Compensation Committee Action	All Other Stock Awards: No. of Shares of Stock or Units	Full Grant Date Fair Value of Each Award ($)(1)
Gary E. Holdren	3/01/08	2/13/08	65,000	4,317,300
Gary L. Burge	3/01/08	2/13/08	12,000	797,040
Daniel P. Broadhurst	3/01/08	2/13/08	25,000	1,660,500
Mary M. Sawall	3/01/08	2/13/08	10,000	664,200
Natalia Delgado	3/01/08	2/13/08	5,000	332,100

(1)	The full grant date fair value of each award is based on the closing price of Huron stock of $66.42 on February 12, 2008, the last trading day prior to Compensation Committee action. All grants are subject to a four-year, straight-line vesting schedule, with 25% vesting annually.

Employment and Severance Agreements

The Company currently has employment agreements with each of its named executive officers.

Holdren senior management agreement

Mr. Holdren has a senior management agreement that was amended and restated on December 12, 2008, with an effective date of January 1, 2009. The amended and restated agreement has an initial term through January 28, 2012, and after that automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Holdren provide notice otherwise. The agreement provides that Mr. Holdren will report to our board of directors. Under the terms of the agreement, Mr. Holdren’s annual base salary would have increased by $50,000 to $1,200,000 in 2009, as the agreement provides that it increase by $50,000 annually during the initial term. However, in 2009 Mr. Holdren declined to accept the base salary increase. His annual performance incentive target is 100% of his base salary. The board of directors determines any annual incentive actually paid to Mr. Holdren based on the achievement of performance goals they set. Mr. Holdren received a one-time grant of 250,000 restricted stock units in connection with entering into an amended and restated senior management agreement on January 29, 2007. The restricted stock units vest ratably over five years from the date of grant and will be settled in shares of Company stock after Mr. Holdren’s employment terminates. Mr. Holdren is also eligible for periodic grants of equity at the discretion of the board of directors.

Mr. Holdren’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), Mr. Holdren will be entitled to severance pay equal to one year of base salary and target bonus, payable over the 12-month period following termination, along with continuation of medical and dental benefits during such 12-month period. In addition, all outstanding equity grants shall accelerate. Mr. Holdren is also entitled to coverage under our directors’ and officers’ insurance policy for six years following his termination, subject to specified exceptions and limitations. All other Company-provided perquisites and benefits are subject to the treatment provided under the terms of the applicable plans or programs except that, if Mr. Holdren is employed for the full five-year term of his current senior management agreement and his employment is terminated subsequently, he and his spouse will be entitled to obtain medical, dental and vision insurance offered by the Company to employees, at their own expense, to age 65. Mr. Holdren is entitled to one year’s base salary and target bonus, payable over the 12-month period following his permanent disability, along with acceleration of all outstanding equity and continuation of medical benefits for six months. Mr. Holdren’s outstanding equity will accelerate so that it is 100% vested, and his family will receive six months of medical benefits if his employment is terminated due to his death. The Company has also purchased life insurance for Mr. Holdren, as required in the agreement, at least equal to his base salary and target bonus and will pay his designated beneficiary an amount equal to the death benefit upon his death.

Mr. Holdren’s senior management agreement provides certain change of control benefits. Pursuant to the agreement, if Mr. Holdren’s employment is terminated within the 24 months following a change of control (as defined in the agreement), either by us without cause or by Mr. Holdren with good reason, which includes not being the chief executive officer of the successor entity, all of his unvested equity awards will immediately become vested, and he will be entitled to severance pay of three times the total of his then-current base salary and target annual bonus. In the event of such termination, he will also be entitled to a pro rata bonus for the year during which his termination occurs, 36 months of benefit continuation and, if necessary, an excise tax gross-up payment.

In order to receive severance benefits, Mr. Holdren must execute a general release in favor of us. Mr. Holdren has agreed to certain restrictive covenants that will survive for a period of two to three years following the termination of his employment pursuant to which he will not compete with the Company, solicit our clients or interfere with our relationships with our employees or customers.

Burge senior management agreement

Mr. Burge has a senior management agreement which was initially entered into effective November 25, 2002, and was amended and restated on February 9, 2009, had an initial one-year term, and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Burge provide notice that the agreement will not renew. Under the terms of the agreement, Mr. Burge receives an annual base salary and is eligible to participate in our annual performance bonus and equity plans.

Mr. Burge’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary and continuation of medical benefits for six months. Mr. Burge is also entitled to any earned but unpaid bonus for the calendar year immediately preceding the termination. In order to receive such severance payments, Mr. Burge must execute a general release in favor of us. Mr. Burge or his estate is entitled to severance pay of three months’ base salary following his death or disability, along with continuation of medical benefits. Mr. Burge has also agreed to certain restrictive covenants that will survive for one year following termination of his employment pursuant to which, among other things, he will not interfere with our relationships with our employees or customers.

Mr. Burge’s agreement also provides certain change of control benefits. Pursuant to the agreement, if Mr. Burge’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Burge for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested, and he will be entitled to severance pay equal to the total of one year of his then-current base salary and his then-current target annual bonus. In the event of such a termination, he will also be entitled to a pro rata bonus for the year during which his termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Mr. Burge’s excise tax burden.

Broadhurst senior management agreement

Mr. Broadhurst has a senior management agreement which was initially entered into effective May 15, 2002, and was amended and restated on February 9, 2009, had an initial three-year term, and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Broadhurst provide notice that the agreement shall not renew. Under the terms of the agreement, Mr. Broadhurst receives an annual base salary and is eligible to participate in our annual performance bonus and equity plans.

Mr. Broadhurst’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary and continuation of medical benefits for six months. In order to receive such severance payments, Mr. Broadhurst must execute a general release in favor of us. Mr. Broadhurst or his estate is entitled to severance pay of three months’ base salary following his death or disability, along with continuation of medical benefits. Mr. Broadhurst has also agreed to certain restrictive covenants that will survive for one year following the termination of his employment pursuant to which, among other things, he will not solicit our clients or interfere with our relationships with our employees or customers.

Mr. Broadhurst’s agreement also provides certain change of control benefits. Pursuant to the agreement, if Mr. Broadhurst’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Broadhurst for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay equal to the total of one year of his then-current base salary and his then-current target annual bonus. In the event of such a termination, he will also be entitled to a pro rata bonus for the year during which his termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Mr. Broadhurst’s excise tax burden.

Sawall senior management agreement

Ms. Sawall has a senior management agreement which was initially entered into effective May 1, 2002, and was amended and restated on February 9, 2009, had an initial one-year term, and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Ms. Sawall provide notice that the agreement will not renew. Under the terms of the agreement, Ms. Sawall receives an annual base salary and is eligible to participate in our annual performance bonus and equity plans.

Ms. Sawall’s agreement provides that, if her employment is terminated by us without cause or if she resigns for good reason (as such terms are defined in the agreement), she will be entitled to severance pay equal to six months’ base salary and continuation of medical benefits for six months. In order to receive such severance payments, Ms. Sawall must execute a general release in favor of us. Ms. Sawall or her estate is entitled to severance pay of three months’ base salary following her death or disability, along with continuation of medical benefits. Ms. Sawall has also agreed to certain restrictive covenants that will survive for one year following termination of her employment pursuant to which, among other things, she will not interfere with our relationships with our employees or customers.

Ms. Sawall’s agreement also provides certain change of control benefits. Pursuant to the agreement, if Ms. Sawall’s employment is terminated within 24 months following a change of control, either by us without cause or by Ms. Sawall for good reason (as provided in the agreement), all of her unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and she will be entitled to severance pay equal to the total of one year of her then-current base salary and her then-current target annual bonus. In the event of such a termination, she will also be entitled to a pro rata bonus for the year during which her termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Ms. Sawall’s excise tax burden.

Delgado senior management agreement

Ms. Delgado has a senior management agreement entered into on December 30, 2008 with an effective date of January 1, 2008. The agreement has an initial one-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Ms. Delgado provide notice that the agreement will not renew. Under the terms of the agreement, Ms. Delgado receives an annual base salary and is eligible to participate in our annual performance bonus and equity plans.

Ms. Delgado’s agreement provides that, if her employment is terminated by us without cause or if she resigns for good reason (as such terms are defined in the agreement), she will be entitled to severance pay equal to six months’ base salary and continuation of medical benefits for six months. In order to receive such severance payments, Ms. Delgado must execute a general release in favor of us. Ms. Delgado or her estate is entitled to severance pay of three months’ base salary following her death or disability, along with continuation of medical benefits. Ms. Delgado has also agreed to certain restrictive covenants that will survive for one year following termination of her employment pursuant to which, among other things, she will not interfere with our relationships with our employees or customers.

Ms. Delgado’s agreement also provides certain change of control benefits. Pursuant to the agreement, if Ms. Delgado’s employment is terminated within 24 months following a change of control, either by us without cause or by Ms. Delgado for good reason (as provided in the agreement), all of her unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and she will be entitled to severance pay equal to the total of one year of her then-current base salary and her then-current target annual bonus. In the event of such a termination, she will also be entitled to a pro rata bonus for the year during which her termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Ms. Delgado’s excise tax burden.

2008 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2008, for each named executive officer. Market value is based on the closing price of Huron stock of $57.27 on December 31, 2008.

	Option Awards			Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units That Have Not Vested ($)
Gary E. Holdren	10,870	1.96	3/17/2014	9,825	562,678
				37,500	2,147,625
				200,000	11,454,000
				35,250	2,018,768
				65,000	3,722,550

Gary L. Burge	19,565	0.02	12/30/2012	3,525	201,877
	2,174	0.58	5/23/2013	15,000	859,050
	6,522	1.96	3/17/2014	18,750	1,073,813
				12,000	687,240

Daniel P. Broadhurst	16,303	0.02	8/22/2012	2,550	146,039
	4,891	0.58	5/23/2013	10,000	572,700
	2,174	1.96	3/17/2014	18,750	1,073,813
				25,000	1,431,750

Mary M. Sawall				2,550	146,039
				7,500	429,525
				11,250	644,288
				10,000	572,700

Natalia Delgado				2,550	146,039
				5,000	286,350
				7,500	429,525
				5,000	286,350

(1)	Generally, restricted stock vests over four years, 25% annually. Mr. Holdren received 250,000 restricted stock units on January 29, 2007, which vest over five years, 20% annually.

2008 Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises and restricted stock vesting during 2008 for each named executive officer.

Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gary E. Holdren (3)	54,349	2,795,332	130,000	7,808,076
Gary L. Burge	—	—	20,000	1,065,377
Daniel P. Broadhurst	—	—	16,525	881,158
Mary M. Sawall	1,631	91,821	11,675	631,040
Natalia Delgado	3,275	116,918	9,725	533,130

(1)	The value realized equals the difference between the option exercise price and the fair market value of Huron stock on the date of exercise, multiplied by the number of shares exercised. Fair market value is measured as the closing price of Huron stock on the date of exercise.

(2)	The value realized equals the market value of Huron stock measured as the closing price of the stock on the vesting date multiplied by the number of shares received on vesting.

(3)	Shares acquired on vesting for Gary Holdren includes 50,000 restricted stock units which vested on February 1, 2008. On January 29, 2007 Mr. Holdren received 250,000 restricted stock units which vest over five years, 20% annually. Under the terms of his Restricted Stock Unit Agreement, restricted stock units that have become vested will not be settled until after his employment terminates, subject to the terms of the Agreement.

2008 Nonqualified Deferred Compensation

The following table shows deferred compensation activity for the named executive officers in 2008. The executive contributions to the DCP in 2008 are also included in the 2008 Summary Compensation Table in each executive’s salary and bonus. The related expense for Mr. Holdren’s restricted stock units, the additional line item for Mr. Holdren in the table below, is included in the Stock Award column of the 2008 Summary Compensation Table.

Name	Executive Contributions in 2008 ($)		Company Contributions in 2008 ($)	Aggregate Earnings/ Losses in 2008 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/2008 ($)
Gary E. Holdren	172,188		—	(162,897)	—	384,877
	3,573,500	(1)	—	—	—	3,573,500	(1)
Gary L. Burge	40,000		—	(60,094)	—	114,910
Daniel P. Broadhurst	—		—	—	—	—
Mary M. Sawall	—		—	—	—	—
Natalia Delgado	—		—	—	—	—

(1)	This represents the value of 50,000 restricted stock units deferred pursuant to the terms of the Restricted Stock Unit Agreement as described below.

The Company maintains the DCP, which became effective July 1, 2006. The DCP permits managing directors and executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of generally available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who forego 401k match as a result of participation in the DCP. Deferral elections for base salary and any bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. Independent directors may also defer up to 100% of their retainer and meeting fees into the DCP. The plan was amended effective January 1, 2009 to comply with Section 409A of the Internal Revenue Code.

Payments from the plan automatically begin upon termination of employment or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

Gary Holdren contributed $172,188 and Gary Burge contributed $40,000 from their respective base salaries to the DCP in 2008. With respect to Mr. Holdren, pursuant to his Restricted Stock Unit Agreement, 50,000 restricted stock units that vested as part of his 250,000 restricted stock unit award were deferred on vesting but will not be settled until he terminates employment as described on page 19. The value of the restricted stock units is based on the closing price ($71.47) of Huron stock on February 1, 2008, the day the restricted stock units vested.

Potential Payments upon Termination or Change of Control

The following table and summary set forth potential payments we would be required to make to our named executive officers upon termination of employment or change of control. The table assumes termination of employment on December 31, 2008, and uses a share price of $57.27, the closing price of our stock on December 31, 2008.

Name	Benefit	Termination without Cause or Resignation for Good Reason ($)	Permanent Disability ($)	Death ($)	Termination Following Change of Control ($)
Gary E. Holdren	Salary	1,150,000	1,150,000	(1)	3,450,000
	Bonus	1,150,000	1,150,000	(1)	3,450,000
	Pro-rata bonus	—	—	—	1,150,000
	Equity Acceleration	19,905,620	19,905,620	19,905,620	19,905,620
	Benefits continuation	14,903	7,323	7,323	48,477
	280G Gross Up	—	—	—	4,508,628
	Total Value	22,220,523	22,212,943	19,912,943	32,512,725

Gary L. Burge	Salary	200,000	100,000	100,000	400,000
	Bonus	—	—	—	400,000
	Pro-rata bonus	—	—	—	400,000
	Equity Acceleration	—	—	—	2,821,979
	Benefits continuation	6,565	3,283	3,283	14,646
	Cutback				—
	Total Value	206,565	103,283	103,283	4,036,625

Daniel P. Broadhurst	Salary	300,000	150,000	150,000	600,000
	Bonus	—	—	—	600,000
	Pro-rata bonus	—	—	—	600,000
	Equity Acceleration	—	—	—	3,224,301
	Benefits continuation	7,323	3,662	3,662	14,646
	Cutback				—
	Total Value	307,323	153,662	153,662	5,038,947

Mary M. Sawall	Salary	162,500	81,250	81,250	325,000
	Bonus	—	—	—	325,000
	Pro-rata bonus	—	—	—	325,000
	Equity Acceleration	—	—	—	1,792,551
	Benefits continuation	7,323	3,662	3,662	14,646
	Cutback				—
	Total Value	169,823	84,912	84,912	2,782,197

Natalia Delgado	Salary	162,500	81,250	81,250	325,000
	Bonus	—	—	—	325,000
	Pro-rata bonus	—	—	—	325,000
	Equity Acceleration	—	—	—	1,148,264
	Benefits continuation	7,323	3,662	3,662	14,646
	Cutback				—
	Total Value	169,823	84,912	84,912	2,137,910

(1)	The Company has purchased a life insurance policy pursuant to Mr. Holdren’s senior management agreement equal to no less than one time his base salary and target bonus that would be paid out to his designated beneficiary in the event of his death.

Termination Without Cause or Resignation for Good Reason

If any of our executives with a senior management agreement is terminated by us without cause or resigns for good reason, as defined in his or her senior management agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. Except for Mr. Holdren’s senior management agreement, the senior management agreements do not provide for acceleration of equity in the event of termination without cause or resignation for good reason.

The following severance is payable to each of our named executive officers upon termination without cause or resignation for good reason, except in the case of a change of control:

Gary E. Holdren	Twelve months of base salary and his then-current target bonus payable over 12 months, 12 months’ continuation of medical and dental insurance coverage, and acceleration of all outstanding equity.

Gary L. Burge	Six months’ salary as severance payable in a lump sum and six months’ continuation of medical insurance. Any earned but unpaid bonus for the calendar year immediately preceding the termination.

Daniel P. Broadhurst	Six months’ salary as severance payable in a lump sum and six months’ continuation of medical insurance.

Mary M. Sawall	Six months’ salary as severance payable in a lump sum and six months’ continuation of medical insurance.

Natalia Delgado	Six months’ salary as severance payable in a lump sum and six months’ continuation of medical insurance.

Termination of Employment Due to Death or Disability

If any of our executives with a senior management agreement, except for Mr. Holdren, dies or becomes disabled, his or her estate is entitled to receive three months’ salary as severance and continuation of medical insurance for three months. In the event of his permanent disability, Mr. Holdren is entitled to receive one year’s salary and bonus and acceleration of all outstanding equity as severance, as well as continuation of medical insurance for six months. In the event of his death, Mr. Holdren’s estate is entitled to receive acceleration of all outstanding equity, and his dependents will receive continuation of medical insurance for six months. In addition, the Company has purchased life insurance for Mr. Holdren pursuant to his senior management agreement equal to his base salary and target bonus and will pay his designated beneficiary an amount equal to the death benefit if he dies while employed. The senior management agreements of the other executive officers do not provide for acceleration of equity in the event of death or disability.

Termination Following Change of Control

The Company provides each of our executive officers with change of control severance benefits if their employment is terminated without cause following a change of control or if the executive resigns in the two-year period following a change of control for good reason as defined in the agreement. The executive will receive:

1.	A lump sum payment equal to one time (three times for Mr. Holdren) the executive’s base salary and target bonus in the year of termination;

2.	A lump sum payment of the pro rata bonus, calculated based on the target bonus in the year of termination through the date of termination;

3.	One year’s (three years for Mr. Holdren) continuation of medical benefits; and

4.	Acceleration of all outstanding equity grants that were granted prior to the change of control (acceleration of all outstanding equity grants that were granted at any time in the case of Mr. Holdren).

In addition, Mr. Holdren will receive a gross-up payment in an amount such that, after payment of any excise tax charged to him as a result of the change of control payments, he retains an amount of the gross-up payment equal to the excise tax, including any interest and penalties imposed. Messrs. Burge and Broadhurst and Mses. Delgado and Sawall are subject to a cutback in benefits to eliminate any excise tax.

A change of control occurs if:

•	any person becomes a beneficial owner of 40% or more of the Company’s outstanding securities;

•

there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent 60% of the combined voting power of the securities; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 40% or more of the outstanding securities; (c) the merger does not represent a sale of all or substantially all of the assets;

•	the stockholders approve a plan of complete liquidation or dissolution; or

•

there is a disposition or sale of the Company’s assets other than a sale or disposition in which at least 60% of the voting power is retained in substantially the same proportion as immediately prior to the sale.

Restrictive Covenants on Termination

No severance or benefits are paid if an executive is terminated for cause or resigns other than for good reason as defined in the executive’s senior management agreement. Executives are subject to a confidentiality and non-disclosure covenant and, except for Mr. Holdren, for a period of 12 to 18 months following termination of employment for any reason, may not directly or indirectly solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his or her relationship with it. In addition, Mr. Broadhurst may not, for a period of 12 months following his termination for any reason, provide services that are the same as or similar to those offered by the Company to any client of the Company whom he obtained as a client for the Company, to whom he provided services within the 12 months preceding termination of employment, or to whom he submitted a proposal during the six months prior to termination of employment.

Mr. Holdren may not provide services that are the same as or similar to those offered by the Company at the time of his termination to any client of the Company for a period of 24 months after his employment terminates for any reason. Additionally, for 36 months following termination of his employment for any reason, Mr. Holdren may not directly or indirectly solicit, induce or encourage any employee of the Company to leave, alter, or cease his or her relationship with it. For 24 months following termination of his employment for any reason, Mr. Holdren may not directly or indirectly solicit, induce or encourage any client of the Company to leave, alter or cease his or her relationship with it.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, has recommended to the board of directors that it be included in this proxy statement.

John S. Moody, Chairman

DuBose Ausley

H. Eugene Lockhart

John McCartney

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Certain Relationships and Related Transactions

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal stockholder and members of their immediate families.

In addition, Huron has a Code of Business Conduct and Ethics (the “Code”), a copy of which is posted on our web page at www.huronconsultinggroup.com, that applies to directors and employees and their family members. The Code, among other things, has a policy governing conflicts of interest generally and, in particular, prohibiting ownership of interests in certain other businesses, entering into co-investments with clients or relationships that may be perceived as impairing the ability of the individual or Huron from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of officers and directors, by the Audit Committee of the board of directors. The Code also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

APPROVAL OF THE COMPANY’S 2004 OMNIBUS STOCK PLAN

AS AMENDED THROUGH THE SECOND AMENDMENT

In 2004, we adopted the 2004 Omnibus Stock Plan (the “Omnibus Plan”), which replaced our prior equity-based compensation plans. The Omnibus Plan was approved by stockholders on October 12, 2004, and authorized for issuance up to 2,141,000 shares for stock-based incentive compensation to eligible employees, executive officers, independent contractors and outside directors. On May 2, 2006, stockholders approved the First Amendment to the Omnibus Plan (“First Amendment”) in order to authorize for issuance up to 2,100,000 additional shares, which we had determined we would need for issuance over the following three-year period. As of December 31, 2008, we had issued a total of 2,971,962 shares of common stock, including common stock to be issued upon the exercise of stock options, under the Omnibus Plan. We subsequently granted an additional 636,682 shares of restricted common stock to our executive officers, managing directors and other employees through March 10, 2009. Adding back forfeitures and shares withheld to cover taxes due on the lapse of restricted shares, we currently have 677,130 shares of common stock remaining available for grant. In addition, we will make annual grants to our independent directors and at-hire grants to new managing directors throughout the year. As a result, the board of directors has adopted an amendment to the Omnibus Plan (the “Second Amendment”) to increase the number of shares available under the Omnibus Plan by 2,500,000 shares (to a total of 3,177,130 shares available for issuance or 15% of our currently outstanding shares of common stock), subject to stockholder approval of the Second Amendment. Based on our current plans and growth expectations, we believe that the shares requested in this proposal will be sufficient for the Company’s needs for three years.

To enable the Company to grant performance-based compensation that is exempt from the $1 million limit on tax-deductible compensation contained in Section 162(m) of the Internal Revenue Code, certain provisions of the Omnibus Plan must be periodically resubmitted to and reapproved by the stockholders. Shareholder approval of the Omnibus Plan as amended through the Second Amendment will constitute approval of the Omnibus Plan for purposes of Section 162(m) and of the increase in the number of shares authorized to be issued under the Omnibus Plan.

Equity compensation is a crucial component of our business model. We use equity compensation for our executives, practice leaders, managing directors and other employees as a core component of our overall compensation plan. The ability to offer equity as a long-term component of compensation helps us attract talent that is critical for our continued growth and helps to focus managing directors on the performance and financial goals the Company has committed to achieve. Ongoing long-term incentive compensation aligns the interests of our most senior and critical employees with our stockholders’ interests and, over time, provides additional incentive compensation to the employees who we must motivate and retain to continue to build and grow the Company. We believe that our ability to offer long-term incentives to our senior executives and managing directors encourages a balanced focus between short- and long-term goals and performance that cannot be as effectively achieved with cash awards.

Recognizing the importance of retaining our valued employees at all levels, we also have a feature in our annual incentive program for employees below the managing director level who normally do not receive equity compensation. To encourage broad ownership of Huron stock and to offer an opportunity for all of our employees to have a stake in the Company’s growth, employees may use a portion of their bonus to purchase our common stock. Huron partially matches employee purchases with common stock, subject to a minimum holding requirement, as well as a time-based vesting schedule. We believe that encouraging ownership among all of our employees builds the teamwork that is a fundamental value of the Company and will enhance retention of our employees.

For the reasons discussed above, we believe that it is in the best interests of the Company, its stockholders and its employees to increase the number of shares of common stock available for issuance under the Omnibus Plan. Accordingly, the board of directors has adopted the Second Amendment, subject to stockholder approval of the Omnibus Plan as amended through the Second Amendment. The summary of the Omnibus Plan, as amended, set forth below is qualified in its entirety by the full text of the Omnibus Plan as amended through the Second Amendment. A copy of the Omnibus Plan is filed as an exhibit to our registration statement on Form S-1/A filed with the SEC (File Number 333-115434), and a copy of the First Amendment is filed as an exhibit to our registration statement on Form S-8 filed with the SEC (File Number 333-137107). A copy of the form of Second Amendment is included as Appendix A to this Proxy Statement.

If the Omnibus Plan as amended through the Second Amendment is not approved by stockholders, the Omnibus Plan will continue in existence in its current state, and the board of directors will be forced to consider other alternatives to continue to attract, motivate and retain employees.

The approval of the Omnibus Plan as amended through the Second Amendment requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to approval of the proposal and will not be counted as votes for or against the proposal. Proxies submitted pursuant to this solicitation will be voted for the approval of the proposal, unless specified otherwise.

Except for increasing the number of shares of common stock authorized for issuance under the Omnibus Plan, no other changes were made by either the First Amendment or the Second Amendment.

Description of the Omnibus Plan

There are several types of awards that may be granted under the Omnibus Plan, as amended:

•	stock options (including both incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code and nonqualified options, which are options that do not qualify as ISOs);

•	stock appreciation rights;

•	restricted stock;

•	phantom stock;

•	stock bonus awards; and

•	other equity-based awards valued in whole or in part by reference to, or otherwise based on, our common stock.

As of March 10, 2009, a total of 677,130 shares of common stock are available for grant under the Omnibus Plan, subject to equitable adjustment upon certain corporate transactions or events. If this proposal is approved by stockholders, the number of shares available under the Omnibus Plan would increase to 3,177,130. Shares subject to an award that remain unissued upon the cancellation or termination of the award will again become available for award under the Omnibus Plan, as shall any shares subject to an award that are retained by us as payment of the exercise price or tax withholding obligations and previously owned shares surrendered to us as payment of the exercise price of an option to satisfy tax withholding obligations. In addition, to the extent an award is paid or settled in cash, the number of shares previously subject to the award shall again be available for grant pursuant to the Omnibus Plan.

The Omnibus Plan is administered by the Compensation Committee. Our executive officers, employees, outside directors and third-party consultants, numbering approximately 2,260 in total as of December 31, 2008, are eligible to receive awards under the Omnibus Plan at the discretion of the Compensation Committee. The Compensation Committee has the responsibility for interpreting the plan and determining all of the terms and conditions of awards made under the plan, including when they will become exercisable or otherwise vest. The Compensation Committee has the authority to accelerate the exercisability and/or vesting of any outstanding award at such times and under such circumstances as it deems appropriate. The Omnibus Plan may be further amended by our board of directors, subject to stockholder approval, where necessary to satisfy legal or regulatory requirements. The Omnibus Plan terminates not later than the tenth anniversary of its initial adoption. Awards granted before the termination of the Omnibus Plan may extend beyond that date in accordance with their terms.

Under the Omnibus Plan, as amended, the maximum number of shares of stock that may be granted to any individual during any calendar year may not exceed 500,000 shares (subject to equitable adjustment as provided). The maximum number of shares of stock to which Incentive Stock Options relate that may be granted under the Omnibus Plan, as amended, is 325,000 (subject to equitable adjustment as provided).

The Omnibus Plan is intended to permit the grant of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, which generally limits the deduction that we may take for compensation of our five most senior executive officers, excluding the chief financial officer. Under Section 162(m), certain compensation, including compensation based on the attainment of performance goals, will not be subject to this limitation if certain requirements are met. The exercisability or payment of awards that are intended to qualify as performance-based compensation may be based upon one or more business criteria as established by the Compensation Committee including:

•	return on total stockholder equity;

•	earnings or book value per share of Company stock;

•	net income (before or after taxes);

•	earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA” or “EBITDA”);

•	return on assets, capital or investment;

•	market share;

•	cost reduction goals;

•	earnings from continuing operations;

•	levels of expense, costs or liabilities;

•	department, division or business unit level performance;

•	operating profit;

•	sales or revenues;

•	stock price appreciation;

•	total stockholder return; and

•	implementation or completion of critical projects or processes.

Where applicable, these business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, an affiliate of the Company, or a department, division or strategic business unit of the Company. The business criteria also may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, as determined by the Compensation Committee. The business criteria may be subject to:

•	a threshold level of performance below which no payment will be made (or no vesting will occur);

•	levels of performance at which specified payments will be made (or specified vesting will occur); and

•	a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Each of the business criteria will be determined, where applicable, in accordance with generally accepted accounting principles and will be subject to certification by the Compensation Committee. The Compensation Committee has the authority to make equitable adjustments to the business criteria in recognition of unusual or non-recurring events affecting the Company or any of its affiliates or the financial statements of the Company or any of its affiliates, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

For awards that were made in 2008 to directors and named executive officers, you should read the discussions under “Proposal 1—Election of Directors; Compensation of Directors,” and “Executive Compensation—Summary Compensation Table” and “—Grants of Plan-Based Awards” above. See below for more information concerning the awards made in 2009.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS PLAN AS AMENDED THROUGH THE SECOND AMENDMENT.

2009 Plan Benefits

From December 31, 2008 through March 10, 2009, the Record Date, the Compensation Committee has approved and we have granted the following restricted stock awards under the Omnibus Plan:

Persons or Groups of Persons	Number of Shares
Gary E. Holdren	32,965
Daniel P. Broadhurst	15,951
Gary L. Burge	12,229
Mary M. Sawall	9,039
Natalia Delgado	6,380
Non-Executive Managing Directors	517,434
Non-Managing Directors	42,684
Total	636,682

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF AUDITOR

PricewaterhouseCoopers LLP, which has been the independent auditor for the Company since its inception, has been appointed by the Audit Committee as auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2009. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s auditor for the fiscal year ending December 31, 2009, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods:

	2008	2007
	(in thousands)
Audit Fees	$593	$545
Audit-Related Fees	571	597
Tax Fees	338	351
All Other Fees	11	4

Total	$1,513	$1,497

Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; and consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees—due diligence related to mergers and acquisitions; accounting consultations and audits in connection with acquisitions; internal control reviews; attest services that are not required by statute or regulations; and consultation concerning financial accounting and reporting standards.

Tax Fees—tax compliance (preparation of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not audit, audit-related or a tax service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence and has determined such services for fiscal 2008 and 2007 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

The Audit Committee, on a periodic basis, determines certain services that have the general pre-approval of the committee. The Audit Committee must separately pre-approve any services not receiving such general pre-approval. Requests for such approval must be submitted by both the auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. No services are undertaken that are not pre-approved. The Audit Committee will establish pre-approved fee levels for all services to be provided by the auditor. On a periodic basis, the Chief Financial Officer and the auditor report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the Audit Committee charter.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Huron’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Huron finance department and management of Huron, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2008.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2008:

•

Reviewed and discussed with management and the independent auditors the audited financial statements, the quarterly financial statements, and the quarterly and annual earnings press releases for the year ended December 31, 2008. Management has the primary responsibility for such financial statements and press releases.

•	Discussed with the independent auditors the matters requiring discussion by Statement on Auditing Standards No. 61 “Communication with Audit Committees.”

•

Received the written disclosures and the letter from the independent auditors in accordance with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

In reliance on the committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

John McCartney, Chairman

DuBose Ausley

James D. Edwards

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next annual meeting, stockholder proposals must be received no later than November 23, 2009 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Corporate Secretary no earlier than January 6, 2010, and no later than February 5, 2010. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the board of directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting of Stockholders.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers, and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 26, 2009

APPENDIX A

FORM OF SECOND AMENDMENT

TO

HURON CONSULTING GROUP INC.

2004 OMNIBUS STOCK PLAN

WHEREAS, Huron Consulting Group Inc. (the “Company”) maintains the Huron Consulting Group Inc. 2004 Omnibus Stock Plan (as amended by the First Amendment, the “Plan”); and

WHEREAS, the board of directors of the Company has adopted a second amendment to the Plan (the “Second Amendment”) to increase the number of shares available for grant under the Plan by 2,500,000 subject to shareholder approval;

WHEREAS, at a meeting held on May 6, 2009, the shareholders of the Company approved a proposal authorizing the Second Amendment to increase the number of shares available for grant under the Plan by 2,500,000; and

WHEREAS, the Second Amendment is now deemed desirable;

NOW, THEREFORE, in accordance with Section 20 of the Plan, the Plan is hereby amended effective May 6, 2009 in the following particulars:

1.	By substituting the following for the first sentence of subsection 3(a) of the Plan:

“The maximum number of shares of Company Stock reserved for issuance under the Plan shall be 6,741,000 (subject to adjustment as provided herein).”

A-1

Admission Ticket

Electronic Voting Instructions You can vote by Internet Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by

1:00 a.m., Central Time, on May 6, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/HURN • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 - DuBose Ausley	☐	☐	02 - John S. Moody	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve the Company’s 2004 Omnibus Stock Plan as amended through the Second Amendment.	☐	☐	☐	3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s auditor for the fiscal year ending December 31, 2009.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2009 Annual Meeting Admission Ticket

2009 Annual Meeting of

Huron Consulting Group Inc. Stockholders

Wednesday, May 6, 2009, 1:00 p.m. Central Time

550 West Van Buren St., Third Floor

Chicago, Illinois 60607

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Huron Consulting Group Inc.

Notice of 2009 Annual Meeting of Stockholders

550 West Van Buren Street, 3rd Floor / Chicago, Illinois 60607

Proxy Solicited by Board of Directors for Annual Meeting — Wednesday, May 6, 2009

Gary E. Holdren and Natalia Delgado, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Huron Consulting Group Inc. to be held on May 6, 2009 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR DuBose Ausley, FOR John S. Moody, FOR item 2 to approve the Company’s 2004 Omnibus Stock Plan as amended through the Second Amendment and FOR item 3 to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s auditor for the fiscal year ending December 31, 2009.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)